Exhibit 99.1
United Fire Group, Inc. Reports Fourth Quarter and Year End 2021 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
February 15, 2022 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Three Months Ended December 31, 2021		Year Ended December 31, 2021
Net income per diluted share	$2.28	Net income per diluted share	$3.16
Adjusted operating income(2) per diluted share	$1.69	Adjusted operating income (2) per diluted share	$1.69
Net investment gains per share	$0.59	Net investment gains per share	$1.47
GAAP combined ratio	83.1%	GAAP combined ratio	100.3%
		Book value per share	$35.05
		Return on equity(3)	9.5%

United Fire Group, Inc. (the “Company” or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net investment gains, of $57.7 million ($2.28 per diluted share) for the three-month period ended December 31, 2021, compared to a consolidated net loss of $8.9 million ($0.36 per diluted share) for the same period in 2020. For the year ended December 31, 2021, consolidated net income, including net investment gains, was $80.6 million ($3.16 per diluted share) compared to a net loss of $112.7 million ($4.50 per diluted share) for the same period in 2020.

The Company reported consolidated adjusted operating income of $1.69 per diluted share for the fourth quarter 2021 compared to consolidated adjusted operating loss of $1.30 per diluted share for the same period in 2020. For the full year ended December 31, 2021, the Company reported consolidated adjusted operating income of $1.69 per diluted share compared to a consolidated adjusted operating loss of $2.88 per diluted share for 2020.

"I am extremely pleased to report strong fourth quarter results. The fourth quarter combined ratio at 83.1% is our lowest quarterly combined ratio in over 14 years, dating back to second quarter of 2007," stated Randy A. Ramlo, President and Chief Executive Officer. "This is the third consecutive quarter we reported improvement in our core loss ratio. Our core loss ratio, which removes the impact of catastrophe losses and favorable prior year reserve development, improved 24.5 percentage points and 8.0 percentages points, respectively, in the fourth quarter and full year of 2021 as compared to the same periods of 2020."

"The trend of quarterly core loss ratio improvement, which began in the second quarter of 2021, is the direct result of our strategic initiatives. We are very pleased with the progress we have made with our strategic initiatives to improve profitability."

__________________
(1) Per share amounts are after tax.
(2) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net investment gains and losses, changes in the fair value of equity securities and related federal income taxes, and goodwill impairment. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).
(3) Return on equity is calculated by dividing annualized net income (loss) by average year-to-date stockholders' equity.

"The line of business with the most significant loss ratio improvement was commercial auto, which improved 68.1 percentage points in the fourth quarter and 25.1 percentage points for the full year of 2021 as compared to the same periods of 2020. The improvement in profitability in our commercial auto line of business was from a combination of a decrease in frequency and severity of losses and an increase in favorable prior accident year reserve development."

Financial Highlights

Net income including net investment gains and losses, totaled $57.7 million ($2.28 per diluted share) for the fourth quarter of 2021, compared to a net loss of $8.9 million ($0.36 per diluted share) for the fourth quarter of 2020. Net income reported in fourth quarter of 2021, as compared to a net loss in fourth quarter of 2020, was due to lower losses and loss settlement expenses partially offset by a decrease in net investment gains and net premiums earned.

For the full year of 2021, net income totaled $80.6 million ($3.16 per diluted share), compared to a net loss of $112.7 million ($4.50 per diluted share) for the full year 2020. The change was primarily due to a decrease in losses and loss settlement expenses, a decrease in other underwriting expenses, an increase in investment income and net investment gains from an increase in the fair value of equity securities. These were partially offset by a decrease in net premiums earned.

Net premiums earned decreased 8.9 percent to $240.0 million for the fourth quarter of 2021, compared to $263.6 million in the fourth quarter of 2020. For the full year 2021, net premiums earned decreased 8.7 percent to $962.8 million, compared to $1,055.1 million in 2020. The decrease in both the three- and twelve-month periods ended December 31, 2021 was primarily due to our strategic focus on improving profitability through non-renewal of underperforming accounts in our commercial auto line of business and our exit of the personal lines business, which began in September 2020.

For the full year of 2021, the overall average renewal pricing increase was 6.4 percent. Excluding the workers' compensation line of business, the overall average renewal pricing increase was 7.7 percent. The increase in pricing was driven by our commercial auto and commercial property lines of business. For the full year of 2021, the commercial auto average renewal rate increase was 9.5 percent. The commercial property average renewal rate increase was 8.7 percent.

Net investment income was $13.3 million and $55.8 million, respectively, for the fourth quarter and full year 2021 compared to net investment income of $17.4 million and $39.7 million, respectively, for the fourth quarter and full year 2020. The change in net investment income for the fourth quarter and full year was primarily due to the change in the fair value of our investments in limited liability partnerships. The valuation of these investments in limited liability partnerships varies from period to period due to the current equity market conditions, specifically related to financial institutions.

The Company recognized net investment gains of $19.1 million and $47.4 million, respectively, for the fourth quarter and full year 2021 compared to net investment gains of $30.0 million and net investment losses of $32.4 million, respectively, for the fourth quarter and full year 2020. The change in the three- and twelve-month periods ended December 31, 2021 as compared to the same periods in 2020 was primarily due to the change in the fair value and sales of equity securities.

Losses and loss settlement expenses decreased by 51.4 percentage points and by 25.0 percentage points during the three- and twelve-month periods ended December 31, 2021, respectively, compared to the same periods of 2020. The decrease in losses and loss settlement expenses was primarily due to comparatively lower catastrophe losses and a decrease in frequency and severity of commercial auto liability losses.

Consolidated net unrealized investment gains, net of tax, totaled $49.8 million as of December 31, 2021 compared to net unrealized investment gains of $83.1 million at December 31, 2020, a decrease of $33.3 million. The decrease in net unrealized investment gains was primarily the result of a decrease in invested assets and an increase in interest rates in 2021.

Total consolidated assets as of December 31, 2021 were $3.0 billion, which included $2.1 billion of invested assets. The Company's book value was $35.05 per share, which is an increase of $2.12 per share, or 6.4 percent, from December 31,

2020. This increase is primarily attributable to net income of $80.6 million and the change in benefits and the valuation of our post-retirement benefit obligations of $20.7 million partially offset by a decrease in net unrealized investment gains on fixed maturity securities of $33.3 million, net of tax, and shareholder dividends of $15.1 million.

Reserve Development

We experienced favorable reserve development of $22.8 million and $48.9 million in net reserves for prior accident years during the three- and twelve-month periods ended December 31, 2021, respectively, compared to unfavorable reserve development of $12.4 million and favorable reserve development of $17.7 million in the same periods of 2020. The favorable reserve development during the three- and twelve-month periods ended December 31, 2021 was primarily driven by our commercial auto line of business. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms. At December 31, 2021, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio decreased 40.0 percentage points to 83.1 percent for the fourth quarter 2021, compared to 123.1 percent for the fourth quarter of 2020. For the year ended December 31, 2021, the combined ratio decreased 15.6 percentage points to 100.3 percent as compared to 2020. The decrease in both the three- and twelve-month periods ended December 31, 2021, respectively, as compared to the same periods of 2020 was primarily due to comparatively lower catastrophe losses and a decrease in the frequency and severity of commercial auto liability losses.

Pre-tax catastrophe losses totaled $8.3 million ($0.26 per share after tax) and $98.6 million ($3.05 per share after tax) for the three- and twelve-month periods ended December 31, 2021, respectively, compared to $20.7 million ($0.65 per share after tax) and $142.0 million ($4.48 per share after tax), respectively, for the same periods in 2020.

Underwriting Expense Ratio

The expense ratio for the fourth quarter of 2021 was 33.9 percent, compared to 30.8 percent for the fourth quarter of 2020. For the full year of 2021, the expense ratio was 32.6 percent, compared to 33.5 percent for 2020. For the fourth quarter of 2021, we did see an increase in the expense ratio of 3.1 points as compared to the fourth quarter of 2020 primarily due to improved performance in our book of business resulting in additions to profit sharing for our agents, employees, and program business. The decrease in the underwriting expense ratio for the full year of 2021 as compared to 2020 was primarily due to the change in the design of our employee post-retirement benefit plans and a decrease in the acceleration of the amortization of our deferred acquisition costs due to improved profitability in our commercial auto line of business.

Capital Management

During the fourth quarter, we declared and paid a $0.15 per share cash dividend to stockholders of record as of December 3, 2021. We have paid a quarterly dividend every quarter since March 1968.

During the fourth quarter, we did not repurchase any shares of our common stock. In the year ended December 31, 2021, we purchased 67,651 shares of our common stock for $2.0 million, at an average cost of $29.66 per share. As of December 31, 2021, we were authorized by our Board of Directors to purchase an additional 1,719,326 shares of common stock under our share repurchase program, which expires in August 2022.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on February 15, 2022 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's fourth quarter and full year 2021 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through March 1, 2022. The replay access information is toll-free 1-877-344-7529; conference ID no. 3405159.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://services.choruscall.com/links/ufcs220215. The archived audio webcast will be available until March 1, 2022.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.

For more information about United Fire Group, Inc. visit www.ufginsurance.com or contact:

Randy Patten, AVP and Interim Co-Chief Financial Officer, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission ("SEC") on February 26, 2021. The risks identified in our Annual Report on Form 10-K (as updated) and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income (loss) and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income (loss): Adjusted operating income (loss) is a non-GAAP measure of net income excluding net investment gains and losses, changes in the fair value of equity securities and related federal income taxes, and goodwill impairment. Management believes adjusted operating income (loss) is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands, Except Per Share Data)	2021	2020	Change %	2021	2020	Change %
Income Statement Data
Net income (loss)	$57,735	$(8,891)	NM	$80,594	$(112,706)	171.5%
Less: after-tax net investment gains (losses)	15,121	23,717	(36.2)%	37,433	(25,592)	246.3%
Less: goodwill impairment	—	—	—%	—	(15,091)	100.0%
Adjusted operating income (loss)	$42,614	$(32,608)	230.7%	$43,161	$(72,023)	159.9%
Diluted Earnings Per Share Data
Net income (loss)	$2.28	$(0.36)	NM	$3.16	$(4.50)	170.2%
Less: after-tax net investment gains (losses)	0.59	0.94	(37.2)%	1.47	(1.02)	244.1%
Less: goodwill impairment	—	—	—%	—	(0.60)	100.0%
Adjusted operating income (loss)	$1.69	$(1.30)	230.0%	$1.69	$(2.88)	158.7%
NM=Not meaningful

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands)	2021	2020	Change %	2021	2020	Change %
Premiums:
Net premiums earned	$239,986	$263,563	(8.9)%	$962,823	$1,055,082	(8.7)%
Less: change in unearned premiums	19,198	34,884	(45.0)%	25,112	40,317	(37.7)%
Less: change in prepaid reinsurance premiums	15	681	(97.8)%	(3,637)	3,415	(206.5)%
Net premiums written	$220,773	$227,998	(3.2)%	$941,348	$1,011,350	(6.9)%

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended December 31,			Years Ended December 31,
(In Thousands Except Shares and Per Share Data and Ratios)	2021	2020	Change %	2021	2020	Change %
Revenue Highlights
Net premiums earned	$239,986	$263,563	(8.9)%	$962,823	$1,055,082	(8.7)%
Net investment income	13,331	17,367	(23.2)%	55,778	39,670	40.6%
Net investment gains (losses)	19,140	30,021	(36.2)%	47,383	(32,395)	246.3%
Other income (loss)	44	(53)	183.0%	207	6,270	(96.7)%
Total revenues	272,501	310,898	(12.4)%	1,066,191	1,068,627	(0.2)%
Income Statement Data
Net income (loss)	$57,735	$(8,891)	NM	$80,594	$(112,706)	171.5%
After-tax net investment gains (losses)	15,121	23,717	(36.2)%	37,433	(25,592)	246.3%
Goodwill impairment	—	—	—%	—	(15,091)	100.0%
Adjusted operating income (loss)(1)	$42,614	$(32,608)	230.7%	$43,161	$(72,023)	159.9%
Diluted Earnings Per Share Data
Net income (loss)	$2.28	$(0.36)	NM	$3.16	$(4.50)	170.2%
After-tax net investment gains (losses)	0.59	0.94	(37.2)%	1.47	(1.02)	244.1%
Goodwill impairment	—	—	—%	—	(0.60)	100.0%
Adjusted operating income (loss)(1)	$1.69	$(1.30)	230.0%	$1.69	$(2.88)	158.7%
Catastrophe Data
Pre-tax catastrophe losses	$8,291	$20,743	(60.0)%	$98,617	$142,004	(30.6)%
Effect on after-tax earnings per share	0.26	0.65	(60.0)%	3.05	4.48	(31.9)%
Effect on combined ratio	3.5%	7.9%	(55.7)%	10.2%	13.5%	(24.4)%

Favorable (unfavorable) reserve development experienced on prior accident years	22,810	(12,386)	284.2%	48,909	17,652	177.1%

GAAP combined ratio	83.1%	123.1%	(32.5)%	100.3%	115.9%	(13.5)%
Return on equity				9.5%	(13.0)%	173.1%
Cash dividends declared per share	$0.15	$0.33	(54.5)%	$0.60	$1.14	(47.4)%
Diluted weighted average shares outstanding	25,285,680	25,039,143	1.0%	25,519,726	25,027,358	2.0%
NM=Not meaningful
(1) Adjusted operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.

Income Statement
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2021	2020	2021	2020
Revenues
Net premiums earned	$239,986	$263,563	$962,823	$1,055,082
Investment income, net of investment expenses	13,331	17,367	55,778	39,670
Net investment gains (losses)	19,140	30,021	47,383	(32,395)
Other income (loss)	44	(53)	207	6,270
Total Revenues	$272,501	$310,898	$1,066,191	$1,068,627

Benefits, Losses and Expenses
Losses and loss settlement expenses	$118,174	$243,298	$652,155	$869,467
Amortization of deferred policy acquisition costs	52,899	51,812	203,432	210,252
Other underwriting expenses	28,338	29,312	110,574	143,332
Interest expense	796	—	3,187	—
Goodwill impairment	—	—	—	15,091
Total Benefits, Losses and Expenses	$200,207	$324,422	$969,348	$1,238,142

Income (loss) before income taxes	72,294	(13,524)	96,843	(169,515)
Federal income tax expense ( benefit)	14,559	(4,633)	16,249	(56,809)
Net income (loss)	$57,735	$(8,891)	$80,594	$(112,706)

GAAP combined ratio:
Net loss ratio - excluding catastrophes	45.7%	84.4%	57.5%	68.9%
Catastrophes - effect on net loss ratio	3.5	7.9	10.2	13.5
Net loss ratio	49.2%	92.3%	67.7%	82.4%
Expense ratio	33.9	30.8	32.6	33.5
Combined ratio	83.1%	123.1%	100.3%	115.9%

Balance Sheet
	December 31, 2021	December 31, 2020
(In Thousands)
Invested assets	$2,064,686	$2,149,217
Cash	132,104	87,948
Total assets	3,012,721	3,069,678
Loss and loss settlement expenses	1,514,265	1,578,131
Total liabilities	2,133,600	2,244,529
Net unrealized investment gains, after-tax	49,769	83,070
Total stockholders’ equity	879,121	825,149

Net Premiums Written by Line of Business
	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$63,282	$76,725	$286,547	$315,055
Fire and allied lines(3)	60,634	55,663	241,491	241,432
Automobile	47,259	61,889	224,657	276,336
Workers’ compensation	10,487	12,854	56,055	70,335
Fidelity and surety	8,822	7,306	36,704	30,452
Miscellaneous	240	322	1,195	1,449
Total commercial lines	$190,724	$214,759	$846,649	$935,059

Personal lines:
Fire and allied lines(4)	$65	$1,971	$3,065	$23,176
Automobile	(5)	1,587	272	21,135
Miscellaneous	7	41	55	854
Total personal lines	$67	$3,599	$3,392	$45,165
Reinsurance assumed	29,982	9,640	91,307	31,126
Total	$220,773	$227,998	$941,348	$1,011,350
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended December 31,	2021			2020
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$74,389	$50,508	67.9%	$81,080	$64,532	79.6%
Fire and allied lines	61,815	27,104	43.8	61,926	56,889	91.9
Automobile	57,897	29,487	50.9	71,341	84,897	119.0
Workers' compensation	14,430	10,189	70.6	18,080	5,258	29.1
Fidelity and surety	8,553	(87)	(1.0)	7,895	693	8.8
Miscellaneous	306	77	25.2	372	(5)	(1.3)
Total commercial lines	$217,390	$117,278	53.9%	$240,694	$212,264	88.2%

Personal lines
Fire and allied lines	$1,484	$(2,185)	NM	$7,128	$11,443	160.5%
Automobile	75	(120)	NM	5,773	5,600	97.0
Miscellaneous	24	1,153	NM	243	1,180	NM
Total personal lines	$1,583	$(1,152)	NM	$13,144	$18,223	138.6%
Reinsurance assumed	21,013	2,048	9.7%	$9,725	$12,811	131.7%
Total	$239,986	$118,174	49.2%	$263,563	$243,298	92.3%
NM=Not meaningful

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Years Ended December 31,	2021			2020
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$299,961	$184,794	61.6%	$316,098	$200,280	63.4%
Fire and allied lines	238,881	177,136	74.2	245,454	228,305	93.0
Automobile	248,135	181,119	73.0	296,444	290,891	98.1
Workers' compensation	61,690	43,790	71.0	75,953	29,463	38.8
Fidelity and surety	30,989	2,913	9.4	28,001	707	2.5
Miscellaneous	1,313	251	19.1	1,530	261	17.1
Total commercial lines	$880,969	$590,003	67.0%	$963,480	$749,907	77.8%

Personal lines
Fire and allied lines	14,604	20,215	138.4%	$32,061	$66,815	208.4%
Automobile	7,144	5,784	81.0	27,976	21,535	77.0
Miscellaneous	361	(216)	NM	1,148	3,741	NM
Total personal lines	$22,109	$25,783	116.6%	$61,185	$92,091	150.5%
Reinsurance assumed	$59,745	$36,369	60.9%	$30,417	$27,469	90.3%
Total	$962,823	$652,155	67.7%	$1,055,082	$869,467	82.4%
NM=Not meaningful